Kimbell de Car Corporation
                              1830 Sharpless Drive
                       La Habra Heights, California 90631




                                February 28, 2000


Dale Stonedahl, President
YGCD Assets, Inc.
6814 Bugle Court
Boulder, Colorado  80301

Re: Proposed Exchange of Shares of Kimbell de Car Corporation ("KBDD") for one hundred percent (100%) of the outstanding shares of YGCD Assets, Inc. ("YGCD")

Dear Mr. Stonedahl:

        This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed exchange of shares of the common stock of KBDD for all of the issued and outstanding common stock of YGCD. The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between KBDD and YGCD (the "Agreement"), which among other things, would provide for the various matters set forth below:

1. Just prior to the closing of this transaction, KBDD will have 2,916,681 shares issued and outstanding.

2. KBDD will acquire all of the issued and outstanding common stock of YGCD from the shareholders of YGCD in exchange for 12,500,439 restricted shares of no par value common stock of KBDD ("KBDD Common Stock"), which will be delivered upon the closing of this transaction (the "Closing Date"). This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the shares of KBDD received by YGCD shareholders will be received on a tax-free basis. The 3.

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shares to be issued by KBDD will be  "restricted  securities" as defined in Rule
144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares, and stop transfer orders placed against them.

4. In a separate transaction to be closed concurrently with the reverse acquisition of YGCD, H. Daniel Boone a principal shareholder of KBDD, will sell 2,400,000 of his personal shares to YGCD in exchange for $200,000 in cash. These shares will then be cancelled by YGCD immediately after the Closing.

5. Prior to the Closing, YGCD will raise $3,200,000 in a Rule 506 offering to accredited investors overseas by selling 1,600,000 shares of YGCD common stock at $2.00 per share. The offering will be managed by CCRI Corporation and the funds will be escrowed in the trust account of Krys Boyle Freedman & Sawyer, P.C., legal counsel for YGCD.

6. On the Closing, KBDD will issue a total of 12,500,439 shares to the shareholders of YGCD, which will bring the total number of shares issued and outstanding after the closing to 15,417,120 shares. YGCD will then cancel the 2,400,000 shares it purchases from H. Daniel Boone, reducing the total number of shares outstanding to 13,017,120.

        Upon the Closing, YGCD will become a wholly-owned subsidiary of KBDD.

7. The parties will use their best efforts to close this transaction on or before March 31, 2000. If the Agreement is not executed by March 31, 2000, this Letter will terminate.

8. At the Closing, the present KBDD officers and directors shall deliver to YGCD their respective letters of resignation, along with minutes of the KBDD Board of Directors accepting such resignations and appointing to the KBDD Board those persons designated by YGCD to be directors of KBDD.

9. Prior to Closing, YGCD will provide an unaudited balance sheet and income statement for the period ended on a date within 60 days of the Closing.

10. On the date of this Letter of Intent, the common stock of KBDD is registered with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, (the "Act"), and KBDD has filed all reports required to be filed by Section 15(d) of the Act during the past 12 months. These reports were, when filed, accurate, not misleading and complete in all material respects.

11. The common stock of KBDD is currently listed for trading on the OTC Bulletin Board under the symbol KBDD.


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12. On the Closing, KBDD will have no assets and no liabilities.

13. Once this letter is executed, all parties hereto, in reliance upon the agreement represented herein, shall not, for a period of 45 days from the date of execution hereof, negotiate with any other third party with respect to undertaking any merger or stock or asset acquisition.

14. KBDD and YGCD will take all necessary steps to call meetings of their respective directors as soon as possible to approve the terms of this Letter of Intent.

15. Upon the signing of this Letter of Intent, KBDD and YGCD will provide to each other full access to their books and records and will furnish financials and operating data and such other information with respect to their business and assets as may reasonably be requested from time to time. If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning the other's operations, assets and business.

16. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Each party will pay its legal expenses incurred in connection with this transaction whether or not the transaction is consummated.

18. Upon the execution by you and return to us of this Letter of Intent, counsel for YGCD and KBDD will prepare an Exchange Agreement which shall contain provisions in accordance with this Letter together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine. The Exchange Agreement shall be subject, in all respects, to the approval of the respective Boards of Directors of KBDD and YGCD.

19. It is understood that the terms set forth in this Letter may not constitute all of the major terms which will be included in the Exchange Agreement, that the terms set forth herein are subject to further discussion and negotiation, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 12, 14 and 16.


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        If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this Letter.

KIMBELL DE CAR CORPORATION   YGCD ASSETS, INC.



By:____________________________     By:_________________________
   Wesley F. Whiting, Secretary        Dale Stonedahl, President